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                                                     EXHIBIT 99.1

                        CONTACT
                        -------
                                   Christine Mohrmann
                                   Director of Investor Relations
                                   Vanstar Corporation
                                   (770) 569-3299

                                   Dave Murray
                                   Neale-May & Partners
                                   (415) 328-5555 ext. 114


                  VANSTAR ANNOUNCES SALE OF
               6 3/4% CONVERTIBLE TRUST INTERESTS


PLEASANTON, Calif. (October 3, 1996) Vanstar Corporation (NYSE:VST) today announced that it has consummated the sale of $175,000,000 of 6 3/4 % convertible preferred trust interests issued by the Vanstar Financing Trust to qualified institutional buyers and a limited number of other institutional accredited investors. The trust interests entitle holders to quarterly distribution payments and will be convertible into shares of Vanstar common stock at a conversion price of $28.75. Vanstar has granted the initial purchasers a 30-day over-allotment option to purchase up to an additional $26,250,000 of convertible preferred trust interests on the same terms and conditions.

     The net proceeds of the offering will be used to repay a portion of Vanstar's existing long term indebtedness as part of a refinancing plan directed at converting a substantial portion of its long-term variable rate debt to fixed rate debt and reducing its overall interest costs. The refinancing plan also contemplates repayment of the remainder of Vanstar's long term indebtedness with the proceeds of an accounts receivable-based financing transaction, which Vanstar expects to complete in its current fiscal quarter. Management anticipates that the combined effect of these transactions will not be dilutive.

     The convertible preferred trust interests sold in the offering were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration thereunder or the availability of an applicable exemption from the registration requirements thereof. The shares of Vanstar common stock issuable upon conversion of the convertible trust interests sold in the offering were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration thereunder or the availability of an applicable exemption from the registration requirements thereof.

     This press release contains certain forward looking statements that involve risks and uncertainties. Although Vanstar plans to proceed promptly with the accounts receivable-based financing transaction, among the risks and uncertainties are that the transaction contemplated herein may not be consummated or that the

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terms upon which it is consummated may differ materially from those currently contemplated by Vanstar. As a result, the actual results experienced by Vanstar could differ materially from the statements made herein. Recipients of this press release are cautioned not to place undue reliance on the forward looking statements made herein.